Exhibit 4(a)(3)

Translation for Reference Purposes Only

AMENDMENT AGREEMENT TO THE LOAN AGREEMENT (THE “AMENDMENT AGREEMENT”) DATED DECEMBER 7, 2012, ENTERED BY AND AMONG BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C. (“BANCOMEXT”) REPRESENTED HEREIN BY MR. LEONEL NAPOLEÓN VÁSQUEZ GÓMEZ AND MR. FELIPE CÁRDENAS ESTRADA AND GRUMA, S.A.B. DE C.V. (THE “BORROWER”), REPRESENTED HEREIN BY MR. RAÚL CAVAZOS MORALES AND MR. RODRIGO MARTÍNEZ VILLARREAL, JOINTLY REFERRED TO AS “THE PARTIES”, PURSUANT TO THE FOLLOWING PRELIMINARY STATEMENTS AND CLAUSES:

PRELIMINARY STATEMENTS

I.                                        The “BORROWER” and “BANCOMEXT” entered into a Loan Agreement on June 16, 2011 (the “Original Loan Agreement”) pursuant to which BANCOMEXT extended a credit facility in Pesos, Mexican Currency to the “BORROWER”for MXP$600,000,000.00 (Six Hundred Million Pesos 00/100 Mexican Currency).

RECITALS

I.                                        The “BORROWER” hereby states that it has requested to BANCOMEXT its consent to make several amendments to the Original Loan Agreement and therefore to enter into this Agreement.

II.                                   “THE PARTIES” state that they are willing to enter into the Agreement contained in this instrument, therefore, they hereby grant the following:

CLAUSES

ONE

AGREED AMENDMENTS

1.01                        Purpose. Pursuant to this Amendment Agreement, the parties agree to amend certain terms and provisions of the “Original Loan Agreement”, as set forth herein, and agree that the remaining terms and provisions of the “Original Loan Agreement” shall remain in full force and effect and unaltered, except to the extent that they are in conflict or are inconsistent with the terms and provisions of this Amendment Agreement, in which case (i) the terms and provisions of this Amendment Agreement shall supersede the terms and provisions of the “Original Loan Agreement” and govern the obligations among the parties, and (ii) the “Original Loan Agreement” shall be deemed to be modified to the extent it is required to conform the terms and provisions thereof with the terms and provisions of this Amendment Agreement.

1.02                        Amendment to Clause Five (INTEREST). “THE PARTIES” expressly agree to delete the chart referring to the Leverage Ratio contained in Clause Five of the Original Loan Agreement and to replace it with the following chart:

LEVERAGE RATIO
YEAR	LESS THAN OR EQUAL TO 2.0	GREATER THAN 2.00 AND LESS THAN OR EQUAL TO 2.5	GREATER THAN 2.5 AND LESS THAN OR EQUAL TO 3.0	GREATER THAN 3.0 AND LESS THAN OR EQUAL TO 3.5	GREATER THAN 3.5 AND LESS THAN OR EQUAL TO 4.0	GREATER THAN 4.0 AND LESS THAN OR EQUAL TO 4.5	GREATER THAN 4.5 AND LESS THAN OR EQUAL TO 4.75
1	137.5 BP	150.0 BP	162.5 BP	175.0 BP	187.5 BP	200.0 BP	212.5 BP
2	137.5 BP	150.0 BP	162.5 BP	175.0 BP	187.5 BP	200.0 BP	212.5 BP
3	162.5 BP	175.0 BP	187.5 BP	200.0 BP	212.5 BP	225.0 BP	237.5 BP
4	162.5 BP	175.0 BP	187.5 BP	200.0 BP	212.5 BP	225.0 BP	237.5 BP
5	162.5 BP	175.0 BP	187.5 BP	200.0 BP	212.5 BP	225.0 BP	237.5 BP
6	187.5 BP	200.0 BP	212.5 BP	225.0 BP	237.5 BP	250.0 BP	262.5 BP
7	187.5 BP	200.0 BP	212.5 BP	225.0 BP	237.5 BP	250.0 BP	262.5 BP

1.03                        Amendment to Clause Eight, item e). “THE PARTIES” expressly agree to amend the first paragraph of item e) of Clause Eight of the “Original Loan Agreement” to be read and to incorporate the chart that will be deemed as part of such item, as follows:

“… e) The “BORROWER” shall not allow its Leverage Ratio, for any Measurement Period within the periods mentioned below, to be:

Period	Levarage Ratio
From June 16, 2011 to December 7, 2012	Greater than 3.50 (three point fifty) to 1.00 (one point zero zero)
From December 8, 2012 to September 30, 2013	Greater than 4.75 (four point seventy-five) to 1.00 (one point zero zero)
From October 1, 2013 to September 30, 2014	Greater than 4.50 (four point fifty) to 1.00 (one point zero zero)
From October 1, 2014 to September 30, 2015	Greater than 4.00 (four point zero zero) to 1.00 (one point zero zero)
From October 1, 2015 and thereafter	Greater than 3.50 (three point fifty) to 1.00 (one point zero zero)

1.04                        Amendment to Clause Ten, item i). “THE PARTIES” expressly agree to amend in its entirety item i) of Clause Ten of the “Original Loan Agreement”, replacing such text with the following:

“…. i) Upon a “Change of Control”, which shall be deemed if Graciela Moreno Hernández and/or the respective family members (including spouses, siblings and other lineal descendants, estates and heirs, or any trust or other investment vehicle for the primary benefit of any such Persons or their respective family members or heirs) of the deceased Roberto González Barrera and/or Graciela Moreno Hernández, fail to elect the majority of the board of directors of the “BORROWER”.

TWO

GENERAL PROVISIONS

2.01 Effectiveness. The “Original Loan Agreement”, together with the amendments specifically agreed upon in this Amendment Agreement, shall remain in full force and effect for all the applicable legal purposes and is hereby ratified and confirmed by “THE PARTIES”.

This Amendment Agreement shall be construed in conjunction with and as an integral part of the “Original Loan Agreement”, in such a manner that the clauses of such “Original Loan Agreement” and the context are construed so as to incorporate this Amendment Agreement.

2.02 No Novation. Except as provided in the foregoing clauses, “THE PARTIES” expressly agree that the execution of this agreement does not constitute a novation with respect to the obligations assumed by them in the “Original Loan Agreement”, therefore, all other terms and conditions agreed therein shall remain in full force and effect and they are incorporated herein by reference.

2.03 The “BORROWER” shall pay all expenses for this agreement. Therefore, there shall be deemed as expenses of the agreement, any disbursements arising from its execution, formalization or of any other kind as required by law, arising from the same, such as: payment of official fees, fees, taxes or other expenses arising from the agreement.

If the “BORROWER” fails to comply with the obligation set forth in the preceding paragraph, it authorizes “BANCOMEXT” to pay the amount of the expenses and fees of the Notary attesting the ratification of this document, and it agrees to reimburse them in a term of 3 (three) business days, and the “BORROWER” shall pay ordinary interest over the amount of the expenses so paid, at an annual rate of 25% (twenty-five percent).

2.04 Applicable Law and Jurisdiction. “THE PARTIES” expressly acknowledge and agree that this Amendment Agreement is subject to the applicable laws and jurisdiction set forth in the “Original Loan Agreement”.

THIS AMENDMENT AGREEMENT is executed by the authorized representatives of the parties on the date referred to at the beginning of this document.

THE BORROWER

GRUMA, S.A.B. DE C.V.

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RAÚL CAVAZOS MORALES	RODRIGO MARTÍNEZ VILLARREAL

THE LENDER

BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C.

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LEONEL NAPOLEÓN VÁSQUEZ GÓMEZ	FELIPE CÁRDENAS ESTRADA

WITNESSES

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CAROLINA ASCENCIO FAVELA	HÉCTOR RUBÉN GARZA VILLARREAL